Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

MGP Ingredients, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-51849, 333-119860, 333-137593, 333–162625, and 333–162626) on Forms S-8 of MGP Ingredients, Inc. of our report dated March 12, 2012 with respect to the consolidated balance sheets of MGP Ingredients, Inc. and subsidiaries as of December 31, 2011 and June 30, 2011, and 2010, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss), and cash flows for the six month period ended December 31, 2011 and for each of the years in the three-year period ended June 30, 2011, and Schedule II – Consolidated Valuation and Qualifying Accounts, and the effectiveness of internal control over financial reporting as of December 31, 2011, which appears in the December 31, 2011 transition report on Form 10-KT of MGP Ingredients, Inc.

Our report contains an explanatory paragraph that states MGP Ingredients, Inc. acquired Lawrenceburg Distillers Indiana, LLC (LDI) on December 27, 2011, and management excluded from its assessment of the effectiveness of LDI’s internal control over financial reporting as of December 31, 2011, MGP Ingredients, Inc.’s internal control over financial reporting associated with approximately $36 million of total assets and de minimus revenues included in the consolidated financial statements of MGP Ingredients, Inc. and subsidiaries as of and for the six month period ended December 31, 2011. Our audit of internal control over financial reporting of MGP Ingredients, Inc. also excluded an evaluation of the internal control over financial reporting of LDI.

/s/ KPMG LLP

Kansas City, Missouri

March 12, 2012